[KTR LOGO]    KOEPPEL TENER REAL ESTATE SERVICES, INC.
              Valuation Division



                              PIGEON FORGE FACTORY
                             OUTLET SHOPPING CENTER
                          RESTRICTED APPRAISAL REPORT
                               LIMITED APPRAISAL



                     Located at 2850 North Parkway, City of
                     Pigeon Forge, Sevier County, Tennessee





Submitted to:                       Mr. Nick Husak
                                    Insignia Financial Group
                                    One Insignia Financial Plaza
                                    Greenville, SC 29602


Effective Date of Appraisal:        December 31, 1997


Date of Report:                     March 17, 1998


Prepared By:                        KOEPPEL TENER REAL ESTATE
                                      SERVICES, INC.
                                    5477 Glen Lakes Drive, Suite 202
                                    Dallas, Texas 75231

[KOEPPEL TENER REAL ESTATE SERVICES, INC. LETTERHEAD]



Mr. Nick Husak                                                  March 17, 1998
Insignia Financial Group
One Insignia Financial Plaza
Greenville, SC 29602

Reference:  Pigeon Forge Factory Outlet Shopping Center
            2850 North Parkway
            Pigeon Forge, Sevier County, Tennessee

Dear Sir:

In accordance with our engagement letter dated February 16, 1998, we have appraised the above captioned property as of December 31, 1997. This appraisal and final estimate of value has been based upon a careful and personal inspection of the property and upon research into various factors that influence value. The purpose of this report is to estimate the market value of the interests appraised in subject property as of the date of value. The function of this appraisal is to update a prior appraisal prepared on the subject property by KTR. The date of the prior appraisal is September 19, 1995. The results of our appraisal are presented in the attached Restricted Appraisal Report.

Briefly described, the subject property consists of a factory outlet shopping center containing 200,166 square feet. Included in the net rentable area are three buildings that have built upon 3.34 acres of land under a long-term leases, which have remaining lease terms of longer than 20 years. The structures were reportedly built in 1977. The primary tenants include, Gold Toe, Banner House, Van Heusen, Corning/Revere, Phaltgraffe Factory Outlet, Mikasa, Fieldcrest Cannon, Banister Shoe Outlet, Bass Factory Outlet, Oneida Factory Store, Black & Decker, and Carters Childrenswear, which occupy approximately 87,051 square feet.

As of the date of inspection the property was approximately 94% leased. It should be noted that a portion of the subject improvements have been built upon leased land, which is reflected in the ground lease payments in the Income Capitalization Approach and is given consideration in the Sales Comparison Approach.

[KTR LOGO]    KOEPPEL TENER REAL ESTATE SERVICES, INC.
              Valuation Division


March 17, 1998
Mr. Nick Husak
Page 2


In view of the pertinent facts mentioned herein and based upon the analysis of data which has been considered in connection with this report, it is our opinion that the market value of the interests appraised in the subject property; leasehold interest in the main site; and subleased fee in the three pad sites, as of December 31, 1997 is:

          TWENTY-FOUR MILLION FIVE HUNDRED THOUSAND DOLLARS
                            ($24,500,000)

It has been a pleasure to be of service to you. Please feel free to contact the undersigned with any questions you may have regarding our conclusion.

Respectfully submitted,

KOEPPEL TENER REAL ESTATE SERVICES, INC.



By /s/ Steven J. Goldberg            By /s/ Jerry L. Fulwiler
  ----------------------------         ---------------------------
   Steven J. Goldberg, MAl              Jerry L. Fulwiler
   Senior Vice President                Senior Appraiser

[The appraisal relating to Eastgate Marketplace Shopping Center will be filed at a later date]